Exhibit 99.1

Pulmatrix Reports Third Quarter 2016 Financial Results and Business Update

LEXINGTON, Mass., Nov. 4, 2016 /PRNewswire/ — Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases, today announced it third quarter financial results and business update.

“We are pleased with our continued progress and the awareness we are building around our proprietary iSPERSETM inhaled drug delivery platform,” said Robert Clarke, PhD, Chief Executive Officer of Pulmatrix. “We continue to advance the use of this technology and continue to seek to leverage this platform to develop a differentiated product pipeline targeting the treatment of serious pulmonary disorders. Last quarter, in collaboration with Mylan, we announced favorable pharmacokinetic data for PUR0200 in chronic obstructive pulmonary disease (COPD) which supports accelerated development in the EU via the Pharmacokinetic Bioequivalence Regulatory Guidance.”

Business Update

•	FDA granted Orphan Drug Designation for PUR1900. In August, the U.S. Food and Drug Administration (FDA) granted orphan drug designation to Pulmatrix’s wholly-owned drug candidate PUR1900. PUR1900 combines an already approved anti-fungal drug with its proprietary dry powder iSPERSETM delivery platform to effectively deliver to the lungs a drug used to treat pulmonary fungal infections in patients with cystic fibrosis (CF).

•	Announced the addition of Dr. Matthew Sherman to its Board of Directors. In October, Pulmatrix announced the appointment of Dr. Matthew Sherman to the Board of Directors. Dr. Sherman is a board certified physician in medical oncology and internal medicine and has held various positions at Harvard Medical School. Dr. Sherman brings to Pulmatrix an extensive background and experience in drug development, clinical research, and regulatory affairs.

•	Pulmatrix presented new data on PUR1900 at the North American Cystic Fibrosis Conference. In October, Pulmatrix presented pre-clinical data for PUR1900 and the North American Cystic Fibrosis Conference. The poster presentation compared the activity of PUR1900 against the oral reference drug and measured the deposition of the product in the lungs against systemic levels to demonstrate the products potential advantages in treating CF patients with fungal infections.

Financials

Revenues for the third quarter of 2016 were $0.1 million, compared to $0.7 million for the third quarter of 2015. The decrease was the result of the decreased revenue associated with the conclusion of the clinical study funded under our collaboration agreement with Mylan to develop PUR0200 for COPD.

Research and development expenses for the third quarter of 2016 were $1.5 million, compared to $2.2 million for the same period last year. The decrease was primarily due to decreases in clinical development costs and external service costs on the PUR1900 project. General and administrative expenses for the third quarter of 2016 were $1.6 million, compared to $3.1 million for the same period in 2015. The decrease was primarily due to a reduction in employee stock-based compensation expense and non-recurring merger related expenses that were incurred during the third quarter of 2015.

Net loss for the third quarter of 2016 was $3.2 million compared to a net loss of $4.9 million in the same period last year. The decrease in net loss is attributable to the noted operating expense decreases.

As of September 30, 2016, Pulmatrix had $7.3 million in cash and cash equivalents, compared to $18.9 million as of December 31, 2015.

About COPD

COPD is a long term, progressively destructive and life-threatening disease of the lungs. Cigarette smoking is the most common cause of COPD. Performance of everyday activities may be severely curtailed and overall quality of life significantly impaired. The most common symptoms of COPD are breathlessness, production of abnormal mucus in the airway, and a chronic cough. COPD is not curable, but treatment ameliorates symptoms and may slow the progress of the disease. According to the World Health Organization, approximately 65 million people worldwide had COPD in 2004 and it is predicted to become the third leading cause of death by 2020.

About PUR0200

PUR0200 is an iSPERSE™ formulation incorporating a marketed long-acting muscarinic antagonist (LAMA) bronchodilator. We believe it demonstrates the highly efficient delivery that iSPERSE™ can achieve. Because nearly all of the dose reaches the site of action in the lung and is not swallowed or otherwise lost, PUR0200 can achieve the same effect as the marketed product at 20% of the dose administered. PUR0200 is currently being developed in Europe based on PK bioequivalence, and the US development program is being planned.

About Cystic Fibrosis

Cystic fibrosis is an inherited disease that causes thickened mucus to form in the lungs, pancreas and other organs. Within the lungs, this mucus blocks the airways, causing infections and other issues that lead to lung damage, and difficulty to breathe. According to the Cystic Fibrosis Foundation, the disease affects an estimated 70,000 people worldwide, predominantly in the United States and Europe (www.cff.org).

About PUR1900

PUR1900 is an iSPERSE™ formulation incorporating a large, complex anti-fungal compound that can be administered at high therapeutic dose to the lung while minimizing systemic side effects. It is estimated that nearly 50% of patients with cystic fibrosis (CF) experience pulmonary fungal infections that can cause chronic bronchitis or allergic reactions, resulting in inflammation and poor long term outcomes. PUR1900 is the first inhaled anti-fungal product candidate for CF.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSETM technology. The company’s proprietary product pipeline is focused on advancing treatments for lung diseases, including opportunities in major pulmonary diseases through collaborations, like PUR0200, a bronchodilator in clinical development for chronic obstructive pulmonary disease (COPD) and PUR1900, an inhaled antifungal that could benefit severe asthmatics and patients with rare disease like cystic fibrosis. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At September 30, 2016	At December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,313	$18,902
Prepaid expenses and other current assets	1,022	1,560

Total current assets	8,335	20,462
Property and equipment, net	999	685
Long-term restricted cash	204	250
Intangible assets	—	7,534
Goodwill	15,942	15,942

Total assets	$25,480	$44,873

Liabilities and stockholders’ equity
Current liabilities:
Loan payable, net of debt discount	$2,511	$1,029
Accounts payable	401	1,090
Accrued expenses	1,193	1,486

Total current liabilities	4,105	3,605
Loan payable, net of current portion, debt discount and issuance costs	3,893	5,692
Derivative liability	11	11
Deferred tax liability	—	2,959

Total liabilities	8,009	12,267

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value — 500,000 authorized and 0 issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.0001 par value — 100,000,000 shares authorized; 14,850,526 shares and 14,745,754 shares issued and outstanding, including vested restricted stock units of 148,962 and 229,744, at June 30, 2016 and December 31, 2015, respectively	1	1
Additional paid-in capital	163,586	160,708
Accumulated deficit	(146,116)	(128,103)

Total stockholders’ equity (deficit)	17,471	32,606

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$25,480	$44,873

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended June 30,
	2016	2015
Revenues	$61	$651
Operating expenses
Research and development	1,507	2,193
General and administrative	1,550	3,119

Total operating expenses	3,057	5,312

Loss from operations	(2,996)	(4,661)
Interest expense	(225)	(220)
Other income, net	64	(51)

Net loss	$(3,157)	$(4,932)

Net loss attributable to common stockholders	$(3,157)	$(4,932)

Net loss per share attributable to common stockholders, basic and diluted	$(0.21)	$(0.34)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	14,850,526	14,654,427

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Investor Contact

Robert Clarke, CEO

(781) 357-2333

rclarke@pulmatrix.com

William Duke, CFO

(781) 357-2333

wduke@pulmatrix.com

Chris Brinzey, Westwicke Partners

(339) 970-2843

IR@pulmatrix.com